Exhibit 99.5

Execution Version

July 15, 2025

Geely Automobile Holdings Limited (“Geely”)

Room 2301, 23/F, Great Eagle Centre

23 Harbour Road, Wan Chai

Hong Kong

Attention: Mr. David Cheung (Company Secretary)

Re: Election of GHGK Innovation Limited (“GHGK”)

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Geely, Keystone Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and ZEEKR Intelligent Technology Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Zeekr”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into Zeekr (the “Merger”) with Zeekr being the surviving company (as defined in the Cayman Companies Act) of the Merger and becoming a wholly-owned Subsidiary of Geely. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.            Election of GHGK Regarding the Merger. GHGK hereby irrevocably and unconditionally agrees that, if it elects to receive the Stock Consideration in respect of any of its Zeekr Shares in connection with the Merger, and the issuance of Stock Election Shares to GHGK pursuant to its Election at the Effective Time would, after giving effect to the issuance of Stock Election Shares to all other Zeekr Shareholders at the Effective Time pursuant to their respective Elections under the Merger Agreement, result in the aggregate holding of voting rights in Geely of Mr. Li Shu Fu (“Mr. Li”) and persons acting in concert (as defined in the Codes on Takeovers and Mergers and Share Buy-backs (the “Takeovers Code”)) with Mr. Li (collectively, together with Mr. Li, the “Subject Persons”) increasing by more than 2% from the Subject Persons’ lowest aggregate percentage holding of voting rights in Geely during the twelve (12) month period ending on and inclusive of the Effective Time (such lowest aggregate percentage holding, the “Reference Percentage”), thereby triggering a mandatory offer obligation under Rule 26.1 of the Takeovers Code, then GHGK shall be deemed to have elected to receive (i) the Stock Consideration in respect of only such maximum whole number of Zeekr Shares it holds as will not result in the Subject Persons’ aggregate holding of voting rights in Geely increasing by more than 2% from the Reference Percentage, after giving effect to the issuance of Stock Election Shares to all other Zeekr Shareholders at the Effective Time pursuant to their respective Elections under the Merger Agreement; and (ii) the Cash Consideration in respect of all remaining Zeekr Shares it holds, in each case of (i) and (ii) as notified in writing by Geely to GHGK. GHGK further acknowledges and agrees that Geely may take, or may procure any of its agents to take, all actions necessary, desirable, or expedient to give effect to the foregoing.

2.	Miscellaneous.

(a)       No Third-Party Beneficiaries. This Letter Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Geely and GHGK and their successors and permitted assigns. Nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

(b)       Assignment. Neither this Letter Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by either party without the prior written consent of the other party; provided, however, that Geely may assign its rights (but not obligations) to any of its Affiliates without the prior written consent of GHGK. Any assignment in violation of the foregoing shall be void. Subject to the foregoing, this Letter Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

(c)        Governing Law. This Letter Agreement and any dispute, controversy, or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of Hong Kong.

(d)       Arbitration. Any dispute, controversy, or claim arising out of or relating to this Letter Agreement or its subject matter (including any dispute regarding the existence, validity, formation, effect, interpretation, performance, or termination of this Letter Agreement) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be one, which shall be appointed in accordance with the HKIAC Rules. The language of the arbitration shall be English. The award of the arbitral tribunal shall be final, conclusive, and binding upon the parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

(e)       Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be deemed an original and together shall constitute one and the same agreement. This Letter Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(f)        Notices. All notices, requests, instructions, or other communications under this Letter Agreement shall be in writing and shall be deemed given when delivered in person, by electronic mail (without error message), or upon receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by international overnight courier, in each case to the parties at the following addresses (or such other address as may be specified by notice in accordance with this Section):

if to Geely, to:

Room 2301, 23/F, Great Eagle Centre, 23 Harbour Road, Wan Chai, Hong Kong

Attention: [REDACTED]

Facsimile: [REDACTED]

Email: [REDACTED]

if to GHGK, to:

1760 Jiangling Road, Hangzhou City, Zhejiang, China

Attention: [REDACTED]

Email: [REDACTED]

(g) Costs and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts, and consultants) incurred in connection with this Letter Agreement shall be borne by the party incurring such costs and expenses.

(h) Severability. The provisions of this Letter Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the remaining provisions. If any provision of this Letter Agreement, or the application thereof to any person or any circumstance, is held to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted to reflect, as closely as possible, the intent and purpose of the invalid or unenforceable provision to the extent permitted by applicable law; and (ii) the remainder of this Letter Agreement and the application of such provision to other persons or circumstances shall remain unaffected, and the validity or enforceability of such provision, or its application in any other jurisdiction shall not be impaired.

(i) Termination. This Letter Agreement and all obligations hereunder (except as provided in the following sentence), shall automatically terminate upon the earlier of (i) the consummation of the Merger, subject to the performance of Section 1 of this Letter Agreement at such time, or (ii) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Letter Agreement, the rights and obligations of Geely and GHGK shall cease and be of no further force or effect, without further action by either party, except for the provisions of this Section 2, which shall survive such termination indefinitely. For the avoidance of doubt, termination of this Letter Agreement shall not relieve any party of liability for any breach occurring prior to such termination.

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Very truly yours,

GHGK Innovation Limited

By:	/s/ Donghui Li
Name: Donghui Li
Title: Director

[Signature Page to Side Letter]

Agreed and Accepted:

Geely Automobile Holdings Limited

By:	/s/ Gui Sheng Yue
Name: Gui Sheng Yue
Title: Executive Director & CEO

[Signature Page to Side Letter]